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Exhibit 5.1

March 5, 2003

Grupo TMM, S.A.
TMM Holdings, S.A. de C.V.
Avenida de la Cúspide No. 4755
Col. Parques del Pedregal
Delegación Tlalpan
14010 México, D.F.
Mexico

Ladies and Gentlemen:

        We have acted as special Mexican counsel to Grupo TMM, S.A. a corporation sociedad anónima (the "Company") and TMM Holdings, S.A. de C.V. (the "Guarantor") a corporation with variable capital a sociedad anónima de capital variable, each organized under the laws of the United Mexican States ("Mexico"), in connection with the filing by the Company and the Guarantor with the Securities and Exchange Commission, of the registration statement (File No. 333-103268) on Form F-4 (as amended by Amendment No. 1 thereto filed on Feburary 24, 2003 and Amendment No. 2 thereto filed on March 5, 2003, the "Registration Statement") for the registration of certain rights to convert notes up to an aggregate amount of 9,728,125 American Depositary Shares of the Company (the "Warrants") under the Securities Act of 1933, as amended, (the "Act"), to be issued in accordance with a Warrant Agreement (the "Warrant Agreement") between the Company and The Bank of New York, as Warrant Agent.

        In connection with the preparation of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the form of prospectus that is a part thereof, the Company's bylaws (estatutos sociales) and such corporate authorizations, records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company.

        In our examination, we have assumed, without any independent investigation or verification of any kind, the legal capacity of all relevant natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.

        This opinion does not cover any questions arising under or relating to the laws of any jurisdiction outside Mexico.

        Upon the basis of such examination and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Warrants and the Warrant Agreement have been duly authorized by the Company.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus in the section captioned "Legal Matters." In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ HAYNES AND BOONE, S.C. Haynes and Boone, S.C.

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  Exhibit 5.1